Contact:	Corey Horsch
Vice President of Investor Relations
and Treasurer
(405) 225-4800

SONIC REFRANCHISING MOMENTUM CONTINUES IN THE FIRST FISCAL QUARTER

OKLAHOMA CITY (January 4, 2017) - Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its first fiscal quarter ended November 30, 2016.

Key highlights of the company’s first quarter of fiscal year 2017 included:

•	Net income per diluted share increased 17% to $0.28 compared with $0.24 in the same period of the prior year; adjusted net income per diluted share was flat versus the prior-year period at $0.24;

•	System same-store sales declined 2.0%, consisting of a 2.0% same-store sales decrease at franchise drive-ins and 2.4% decrease at company drive-ins;

•	Company drive-in margins declined by 150 basis points;

•	Fourteen new franchise drive-ins opened and 56 drive-ins were refranchised; and

•	The company repurchased 2.0 million outstanding shares.

"Our first quarter results reflect a sluggish consumer landscape and exceptionally strong prior-year performance," said Cliff Hudson, Sonic Corp. CEO. “Although the business faces even tougher sales and margin hurdles in the second fiscal quarter, we remain optimistic in our ability to show sequential same-store sales and profitability improvement beginning in the second half of fiscal 2017.

“Our unit growth, capital structure, refranchising and technology initiatives are performing well,” continued Hudson. “We refranchised 56 drive-ins during the quarter and remain confident that we will complete our targeted refranchising transactions prior to the end of the third fiscal quarter, leaving us with a more efficient, higher-margin portfolio of company-owned stores. We are also pleased to have repurchased 2 million shares in the first quarter of 2017, representing 4% of shares outstanding, while continuing to invest in the people, development and content that will drive our consumer-facing technology to the next level."

Same-Store Sales
For the first quarter ended November 30, 2016, system same-store sales decreased 2.0%, which was comprised of a 2.0% same-store sales decline at franchise drive-ins and a decline of 2.4% at company drive-ins.

Financial Overview
For the first fiscal quarter of 2017, the company’s net income totaled $13.1 million or $0.28 per diluted share compared to net income of $12.5 million or $0.24 per diluted share in the same period of the prior year. Excluding the items outlined below, net income declined 9% and net income per diluted share was flat.

The following analysis of non-GAAP adjustments is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of this analysis provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

(In thousands, except per share amounts)
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	Three months ended		Three months ended
	November 30, 2016		November 30, 2015
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$13,118	$0.28	$12,458	$0.24	$660	5%	$0.04	17%
Loss on refranchising transactions (1)	957	0.02	—	—
Tax impact on refranchising transactions (2)	(340)	(0.01)	—	—
Gain on sale of investment in refranchised drive-in operations (3)	(3,795)	(0.08)	—	—
Tax impact on sale of investment in refranchised drive-in operations (2)	1,350	0.03	—	—
Adjusted - Non-GAAP	$11,290	$0.24	$12,458	$0.24	$(1,168)	(9)%	$—	—%
————

(1)
During the first quarter of fiscal year 2017, we completed two transactions to refranchise the operations of 56 Company Drive-Ins. Of the proceeds, $3.8 million represents the initial lease payment for a real estate purchase option that will be exercised or expire within 24 months, resulting in a loss on the transactions. Unless and until the option is exercised or expires, the franchisee will make monthly lease payments of $0.3 million through November 2017 and $0.1 million thereafter, through November 2018, which will be included in other operating income. Any lease payments received will be combined with the initial refranchising transaction above to quantify the net refranchising gain (loss) once the option is exercised or expires.

(2)	Tax impact during the period at an effective tax rate of 35.6%.

(3)
Gain on sale of investment in refranchised drive-ins is related to minority investments in franchise operations retained as part of a refranchising transaction that occurred in fiscal year 2009. Income from minority investments is included in other revenue on the condensed consolidated statements of income.

Fiscal Year 2017 Outlook
While the macroeconomic environment may impact results, the company continues to expect adjusted earnings per share for fiscal year 2017 to be in the range of down 7% to flat year over year. The outlook for fiscal 2017 anticipates the following elements:

•	(2)% to 0% same-store sales for the system;

•	Royalty revenue growth from new unit development;

•	65 to 75 new franchise drive-in openings;

•	Drive-in-level margins of 16% to17%, depending upon the timing of drive-in divestitures and the degree of same-store sales growth at company drive-ins;

•	Selling, general and administrative expenses of approximately $84.0 million reflecting increased investment in human resources and technology to support brand initiatives;

•	Depreciation and amortization expense of $37.5 million to $38.5 million reflecting the divestiture of company drive-ins as previously announced;

•	Net interest expense of approximately $26.5 million to $27.5 million;

•	Capital expenditures of $40 million to $45 million reflecting ongoing investment into the company’s technology initiatives;

•	Free cash flow(1) of approximately $60 million;

•	An income tax rate between 35.0% to 36.0%;

•	The planned use of the remaining $122 million share repurchase authorization across the fiscal year, inclusive of refranchising proceeds; and

•	An expected quarterly cash dividend of $0.14 per share.

Earnings Conference Call
The company will host a conference call to review financial results at 5:00 PM ET this evening.  The conference call can be accessed live over the phone by dialing (888) 297-0353 or (719) 325-2410 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 2683899.  The replay will be available until Wednesday, January 11, 2017.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic
SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. Over more than 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated more than $5 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in today's youth. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn more about SONIC's Limeades for Learning initiative, please visit Limeadesforlearning.com.
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

(1) Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended
	November 30,
	2016	2015
Revenues:
Company Drive-In sales	$87,152	$103,883
Franchise Drive-Ins:
Franchise royalties and fees	40,139	39,922
Lease revenue	1,381	1,592
Other	879	406
Total revenues	129,551	145,803

Costs and expenses:
Company Drive-Ins:
Food and packaging	24,116	28,946
Payroll and other employee benefits	31,766	36,364
Other operating expenses, exclusive of depreciation and amortization included below	19,426	22,908
Total cost of Company Drive-In sales	75,308	88,218

Selling, general and administrative	19,754	20,940
Depreciation and amortization	10,277	10,999
Other operating income, net	(2,840)	(399)
Total costs and expenses	102,499	119,758
Income from operations	27,052	26,045

Interest expense	7,189	6,222
Interest income	(494)	(100)
Net interest expense	6,695	6,122
Income before income taxes	20,357	19,923
Provision for income taxes	7,239	7,465
Net income	$13,118	$12,458

Basic income per share	$0.29	$0.25
Diluted income per share	$0.28	$0.24

Weighted average basic shares	45,720	50,221
Weighted average diluted shares	46,543	51,325
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SONIC CORP.
Unaudited Supplemental Information

	Three months ended
	November 30,
	2016	2015
Drive-Ins in Operation:
Company:
Total at beginning of period	345	387
Opened	—	—
Sold to franchisees	(56)	(2)
Closed (net of re-openings)	(3)	(3)
Total at end of period	286	382
Franchise:
Total at beginning of period	3,212	3,139
Opened	14	13
Acquired from the company	56	2
Closed (net of re-openings)	(9)	(7)
Total at end of period	3,273	3,147
System-wide:
Total at beginning of period	3,557	3,526
Opened	14	13
Closed (net of re-openings)	(12)	(10)
Total at end of period	3,559	3,529

	Three months ended
	November 30,
	2016	2015

	($ in thousands)
Sales Analysis:
Company Drive-Ins:
Total sales	$87,152	$103,883
Average drive-in sales	270	270
Change in same-store sales	(2.4)%	4.4%
Franchised Drive-Ins:
Total sales	$975,782	$968,956
Average drive-in sales	304	310
Change in same-store sales	(2.0)%	5.4%
System-wide:
Change in total sales	(0.9)%	6.4%
Average drive-in sales	$301	$305
Change in same-store sales	(2.0)%	5.3%
Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended
	November 30,
	2016	2015

	(In thousands)
Revenues:
Company Drive-In sales	$87,152	$103,883
Franchise Drive-Ins:
Franchise royalties	39,882	39,462
Franchise fees	257	460
Lease revenue	1,381	1,592
Other	879	406
Total revenues	$129,551	$145,803

	Three months ended
	November 30,
	2016	2015
Margin Analysis (percentage of Company Drive-In sales):
Company Drive-Ins:
Food and packaging	27.7%	27.9%
Payroll and employee benefits	36.4	35.0
Other operating expenses	22.3	22.0
Cost of Company Drive-In sales	86.4%	84.9%

	November 30,	August 31,
	2016	2015

	(In thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$41,090	$72,092
Current assets	99,132	137,657
Property, equipment and capital leases, net	364,059	392,380
Total assets	$593,316	$648,661

Current liabilities, including capital lease obligations and
long-term debt due within one year	$65,519	$74,663
Obligations under capital leases due after one year	17,216	17,391
Long-term debt due after one year, net of debt issuance costs	566,672	566,187
Total liabilities	711,509	724,304
Stockholders' equity (deficit)	$(118,193)	$(75,643)